                                                                    Exhibit 99.1



PENTON MEDIA REPORTS SECOND-QUARTER 2003 RESULTS
     -    QUARTERLY OPERATING LOSS EASES
     -    REVENUES PRESSURED BY SOFTNESS IN TECHNOLOGY AND MANUFACTURING MARKETS
     - SIX-MONTH ADJUSTED EBITDA UP 36.8%, ADJUSTED EBITDA MARGIN EXPANDS TO 13.4% FROM 8.3%

CLEVELAND, OH - August 7, 2003 - Penton Media, Inc. (OTCBB: PTON), a diversified business-to-business media company, today reported an operating loss of $8.9 million for the second quarter of 2003, compared with a loss of $9.4 million in the same year-ago quarter. Second-quarter adjusted EBITDA (operating income
(loss) before depreciation and amortization, non-cash compensation, impairment of assets, provision for loan impairment, and restructuring charges) was $4.8 million, compared with $5.1 million last year.

Operating loss in the second quarter included a $7.6 million non-cash charge relating to a provision for loan impairment and $1.9 million in restructuring and other expenses, of which $1.3 million was a restructuring charge. Last year's second quarter operating loss included a $7.7 million restructuring charge.

Penton reported a net loss of $18.3 million in the quarter compared with a loss of $12.1 million in the second quarter of 2002. The net loss applicable to common stockholders was $20.2 million, or $0.60 per diluted share, compared with a loss of $56.6 million, or $1.77 per diluted share, in the second quarter last year. Comparability between the quarters was impacted primarily by a $44.5 million ($1.39 per diluted share) non-cash charge in last year's second quarter related to the immediate recognition in retained earnings of the unamortized beneficial conversion feature resulting from stockholders' approval to remove Penton's preferred stock mandatory redemption date.

Penton's second-quarter revenues declined 19.8% to $50.5 million from $62.9 million in the same quarter last year. Revenues for ongoing businesses, excluding media properties sold by the Company in 2002, declined 13.2%. Penton's second-quarter revenues were also affected by the shift in timing of two trade shows that ran in the second quarter in 2002 but will run in the fourth quarter this year. Revenues for ongoing businesses, adjusted for this show timing shift, declined 8.8%.

"Our second-quarter operating results illustrate the benefits of our cost reductions and portfolio management efforts over the past several quarters," said Thomas L. Kemp, chairman and chief executive officer of Penton. "However, revenues in the quarter were under pressure as our customers, primarily in global technology and manufacturing markets, remained cautious about marketing communications spending in what continues to be a difficult business environment.

"We are responding to our revenue challenges by aggressively developing new media products that provide our customers with cost-effective, highly efficient marketing channels to their sales prospects," said Kemp. "We are generating new business by providing our customers with creative, customized media solutions that can be combined with Penton's traditional business-to-business media to achieve their marketing objectives."

Kemp noted that the diversification of Penton's market coverage has served the Company well during the prolonged business-to-business media industry recession. "Our media products serving the natural products, foodservice, construction, and government markets have performed well this year, helping to partially offset declines in our technology and manufacturing portfolios. We expect continued solid performance from these portfolios throughout the year."

SECOND-QUARTER OPERATING REVIEW

SEGMENTS

Adjusted segment EBITDA is defined as operating income (loss) before depreciation and amortization, non-cash compensation, impairment of assets, restructuring charge, provision for loan impairment, and general and administrative costs. General and administrative costs include functions such as finance, accounting, human resources, and information systems, which cannot be reasonably allocated to each segment. Adjusted segment EBITDA margins are calculated by dividing adjusted segment EBITDA by segment revenues. A reconciliation of total adjusted segment EBITDA to operating income (loss) is included in the supplemental information attached to this press release.

The Industry Media segment, which produced 41.6% of total company revenues, experienced a revenue decline of $2.7 million, or 11.4%, in the second quarter compared with the same 2002 period, due primarily to year-on-year advertising declines in magazines serving manufacturing markets and the absence of revenues from a divested trade show. Revenues for ongoing businesses in the Industry Media segment declined 6.4%. Adjusted segment EBITDA increased $0.5 million, or 12.5%, due to aggressive cost management and operational restructuring initiatives.

The Technology Media segment represented 39.8% of total company revenues in the 2003 quarter. Revenues for the segment declined $10.5 million, or 34.4%, from second quarter 2002. The decline was due largely to continuing advertising weakness in media properties serving the electronics OEM market and the elimination of revenues from divested media properties and technology events that were held last year but not repeated this year due to depressed market conditions. Revenues for ongoing businesses in the segment declined by 25.9%; adjusted for show timing, ongoing segment revenues declined 19.3%. Adjusted segment EBITDA for Technology Media declined $1.7 million as aggressive cost reduction and portfolio management efforts offset revenue declines.

The Retail Media segment produced 12.0% of the Company's second-quarter 2003 revenues. Adjusting for certain reclassifications recorded in the prior-year period, revenues for the segment increased 23.5% on the strength of publishing properties serving the foodservice and hospitality markets. On the same basis, adjusted segment EBITDA grew approximately 51.0% due primarily to segment revenue growth.

The Lifestyle Media segment generated 6.7% of total company revenues in the 2003 quarter. Segment revenues declined by $0.9 million, or 21.5%, due primarily to the change in timing of Natural Products Expo Asia to the fourth quarter of 2003. Adjusted segment EBITDA loss of $0.7 million was slightly higher than the prior-year loss of $0.5 million and was due primarily to the trade show timing shift.

PRODUCT LINES

Second-quarter 2003 results were driven primarily by Publishing operations, which represented 78.1% of total company revenues. Publishing revenues declined 7.8%, due primarily to advertising sales softness in manufacturing and electronics markets.

Trade Shows and Conferences revenues, which represented 14.1% of total company revenues in the quarter, declined 57.7% due to the decline in performance of technology trade shows, the impact of discontinued and divested technology events, and the change in timing of two trade shows from the second quarter of 2002 to the fourth quarter of 2003. Adjusting for sold properties and the trade show timing shift, revenues declined $2.7 million, or 27.4%.

Online Media revenues increased 16.7% to $3.9 million, extending a trend of revenue growth that this product line has been experiencing over the past several quarters. Adjusting for sold media properties, Online Media revenues increased 23.2%.

YEAR-TO-DATE RESULTS

Revenues for the first six months of 2003 declined 15.5% to $104.9 million from $124.1 million in the first half of 2002. Revenues for ongoing businesses declined 11.7% compared with the same period in 2002. The decreases related primarily to declines in performance of the Company's technology and manufacturing media portfolios and the shift in timing of trade shows. Year-to-date revenues for ongoing businesses, adjusted for trade show timing shifts, declined 9.6%.

Operating loss for the six-month period was $4.1 million compared with an operating loss of $8.5 million in the year-ago period. The improvement was primarily due to a $23.0 million, or 20.2%, reduction in operating costs year over year. The six-month operating loss includes a $7.6 million non-cash charge relating to a provision for loan impairment and $1.8 million in restructuring and other expenses, of which $1.2 million was a restructuring charge. The 2002 period included a restructuring charge of $7.4 million.

Adjusted EBITDA for the six-month period grew 36.8% to $14.1 million from $10.3 million in the year-ago period, with adjusted EBITDA margin expanding to 13.4% from 8.3% in 2002.

The Company reported a net loss of $23.4 million for the first six months of the year compared with a $56.0 million loss last year. The net loss applicable to common stockholders for the six-month period was $26.0 million, or $0.78 per diluted share, compared with a loss of $100.9 million, or $3.15 per diluted share, in the year-ago period. Comparability between the quarters was impacted by a non-cash impairment charge in first-quarter 2002 of $39.7 million, or $1.24 per diluted share, related to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" and by a $44.5 million ($1.39 per diluted share) non-cash charge in last year's second quarter related to the immediate recognition in retained earnings of the unamortized beneficial conversion feature resulting from stockholders' approval to remove Penton's preferred stock mandatory redemption date.

LIQUIDITY, BALANCE SHEET AND LOAN IMPAIRMENT PROVISION DISCUSSION

Penton's cash balance at June 30, 2003, totaled $40.8 million. At the end of the second quarter, the Company had a revolving credit facility commitment of $20.1 million. The current borrowing capacity on the facility is $19.7 million. The facility is currently undrawn.

Penton's long-term debt at the end of the quarter was $328.4 million. Long-term debt comprises $156.9 million carrying value of the Company's 11 7/8% senior secured notes, due October 2007, and $171.5 million carrying value of its 10 3/8% senior subordinated notes, due 2011.

As noted earlier, Penton recorded a $7.6 million non-cash charge relating to a provision for loan impairment in the second quarter. The impairment refers to notes receivable under Penton's Executive Loan Program, which was established by the Company's Board of Directors in January 2000 to allow Penton to issue shares of the Company's common stock at fair market value to certain executives in exchange for full recourse notes. During the second quarter, the Company determined that the individuals for whom notes remain outstanding may not be able to repay the notes when due in 2007. The Company's recording of this non-cash provision does not constitute a forgiveness of any portion of the notes.

BUSINESS OUTLOOK

Due to sustained global economic uncertainty and difficult trading conditions in various markets served by Penton, visibility for the Company's businesses, particularly advertising sales, remains limited. Until these factors improve significantly and allow for better visibility of future results, the Company will refrain from providing specific financial performance guidance, but will provide investors with general guidance and trending information for its markets and businesses.

The Company expects third-quarter 2003 revenue to grow year over year due to the shift in timing of two major trade shows into the third quarter from last year's fourth quarter. Third-quarter adjusted EBITDA is expected to improve compared with a loss of $1.0 million in the third quarter of 2002, even after adjusting for the trade show timing change.

Barring significant revenue deterioration from current forecasts, Penton expects a meaningful improvement in adjusted EBITDA and adjusted EBITDA margins as the year progresses, owing to the cost reductions put in place during 2002 and the first half of 2003.

Penton does not forecast a recovery in its manufacturing or technology portfolios in 2003, although rates of decline seem to be slowing in these businesses. Penton's natural products, foodservice, construction, and government market portfolios are expected to generate growth through the remainder of the year.

"While several of our operating groups seem to have reached stability after a difficult two-year period, spending in traditional business-to-business media has not recovered," said Kemp. "Our imperative in this environment is to drive revenues by developing marketing solutions for our customers that address their need for rapid, high-quality lead generation. We've made very good progress, particularly in the areas of customized events and e-media solutions.

"With continuing pressure on revenues, we are managing costs very closely throughout Penton, and working to improve key business processes to create permanent reductions in the Company's cost structure."

CONFERENCE CALL ON THE WEB

Penton will host a conference call to review its second-quarter 2003 results and its business outlook at 10 a.m. Eastern time today, August 7, 2003. The call dial-in number is 973-633-1010. A telephone replay of the conference call will be available from the afternoon of August 7 until 6 p.m. Eastern time August 14 by calling 1-402-220-1156. No access code is necessary. The live call will also be accessible via the Investors section of Penton's Web site, www.penton.com, and will be archived on the site.

NON-GAAP FINANCIAL MEASURES

The Company believes that, although not prescribed under generally accepted accounting principles (GAAP), adjusted EBITDA provides stockholders and investors with a valuable measure for evaluating Penton's operating performance. Penton also uses adjusted EBITDA as a basis for determining bonuses for certain management-level employees. The most directly comparable GAAP measure, operating income (loss), includes depreciation and amortization, non-cash compensation, impairment of assets, provision for loan impairment, and restructuring charges. Adjusted EBITDA excludes these items because they do not directly influence the ongoing operations of the business.

The Company evaluates performance of its segments based on revenues and adjusted segment EBITDA. As such, management uses adjusted segment EBITDA, as previously defined, as the primary measure of profitability in evaluating segment operations.

Penton believes that adjusted EBITDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss), cash flows, and other measures of financial performance prepared in accordance with GAAP. Not all companies calculate adjusted EBITDA and adjusted segment EBITDA in the same manner, and these measures as presented may not be comparable to similarly titled measures by other companies.

ABOUT PENTON MEDIA

Penton Media (www.penton.com) is a diversified business-to-business media company that produces market-focused magazines, trade shows and conferences, and online media. Penton's integrated media portfolio serves the following industries: aviation; design/engineering; electronics; food/retail; government/compliance; Internet/information technology; leisure/hospitality; manufacturing; mechanical systems/construction; natural products; and supply chain.

FORWARD-LOOKING STATEMENTS

The statements included within the guidance section of this press release and other statements in this document that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Penton believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Penton's business, there can be no assurance that the Company's financial goals will be realized. Numerous factors may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Factors that could cause actual results to differ materially include: fluctuations in advertising revenue with general economic cycles; the performance of Internet/broadband trade shows and conferences; the seasonality of revenue from publishing and trade shows and conferences; the success of new products; increases in paper and postage costs; the infringement or invalidation of Penton's intellectual property rights; and other such factors listed from time to time in Penton's reports filed with the Securities and Exchange Commission. Penton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                               PENTON MEDIA, INC.

                    CONSOLIDATED STATEMENTS OF OPERATIONS (1)

       (Unaudited; dollars and shares in thousands, except per share data)


                                                                 Three Months Ended            Six Months Ended
                                                                      June 30,                      June 30,
                                                               2003            2002           2003           2002
                                                               ----            ----           ----           ----

REVENUES                                                   $    50,466      $    62,947   $    104,858   $  124,075
                                                           -----------      -----------   ------------   ----------

OPERATING EXPENSES:
  Editorial, production and circulation                         23,467           27,745         45,820       52,543
  Selling, general and administrative                           22,592           31,332         46,233       62,791
  Impairment of assets                                               -              136              -          136
  Provision for loan impairment                                  7,600                -          7,600            -
  Restructuring charges and other expenses                       1,901            7,705          1,817        7,442
  Depreciation and amortization                                  3,781            5,446          7,503        9,690
                                                           -----------      -----------    -----------   ----------
                                                                59,341           72,364        108,973      132,602
                                                           -----------      -----------    -----------   ----------

OPERATING LOSS                                                 (8,875)          (9,417)        (4,115)      (8,527)
                                                           -----------      -----------    -----------   ----------

OTHER INCOME (EXPENSE):
  Interest expense                                             (9,412)          (9,646)       (19,750)     (18,920)
  Interest income                                                  128              235            237          453
  Gain on sale of investments                                        -                -              -        1,491
  Gain on extinguishment of debt                                     -                -              -          277
  Miscellaneous, net                                                66            (200)          (308)        (340)
                                                           -----------      -----------    -----------   ----------
                                                               (9,218)          (9,611)       (19,821)     (17,039)
                                                           -----------      -----------    -----------   ----------
LOSS FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES AND CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                                        (18,093)         (19,028)       (23,936)     (25,566)

Benefit (provision) for income taxes                              (65)            7,191          (191)        9,903
                                                           -----------      -----------    -----------   ----------

LOSS FROM CONTINUING OPERATIONS BEFORE
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE                      (18,158)         (11,837)       (24,127)     (15,663)

Discontinued operations, net of taxes                            (188)            (221)            678        (628)
                                                           -----------      -----------    -----------   ----------

LOSS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE            (18,346)         (12,058)       (23,449)     (16,291)

Cumulative effect of accounting change, net of taxes                 -                -              -     (39,700)
                                                           -----------      -----------    -----------   ----------

NET LOSS                                                      (18,346)         (12,058)       (23,449)     (55,991)

Amortization of deemed dividend and accretion of
  preferred stock                                              (1,860)         (44,498)        (2,515)     (44,861)
                                                           -----------      -----------    -----------   ----------

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS                 $  (20,206)      $  (56,556)    $  (25,964)   $(100,852)
                                                           ===========      ===========    ===========   ==========

ADJUSTED EBITDA                                            $     4,754      $     5,059    $    14,073   $   10,285
                                                           ===========      ===========    ===========   ==========

EARNINGS PER COMMON SHARE - basic and diluted:
  Loss from continuing operations applicable to common
    stockholders                                           $    (0.59)      $    (1.76)    $   (0.80)    $   (1.89)

  Discontinued operations, net of taxes                         (0.01)           (0.01)           0.02       (0.02)
  Cumulative effect of accounting change, net of taxes               -                -              -       (1.24)
                                                           -----------      -----------    -----------   ----------
  Net loss applicable to common stockholders               $    (0.60)      $    (1.77)    $    (0.78)   $   (3.15)
                                                           ===========      ===========    ===========   ==========

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
  Basic and diluted                                             33,508           32,033         33,272       32,018
                                                           ===========      ===========    ===========   ==========




(1) 2002 periods have been restated for discontinued operations, cumulative effect of accounting change and the reclassification of extraordinary items.

                               PENTON MEDIA, INC.
                        SUPPLEMENTAL SEGMENT INFORMATION
                      AND RECONCILIATION OF ADJUSTED EBITDA
                              TO OPERATING LOSS (1)
                      (Unaudited; all amounts in thousands)


                                                                 Three Months Ended              Six Months Ended
                                                                      June 30,                       June 30,
                                                              2003               2002           2003          2002
                                                              ----               ----           ----          ----

Revenues

     Industry Media                                      $     20,998      $     23,697    $    40,360  $     45,162

     Technology Media                                          20,064            30,604         35,276        51,213

     Lifestyle Media                                            3,362             4,284         18,411        18,754

     Retail Media                                               6,042             4,362         10,811         8,946
                                                         ------------      ------------     ----------  ------------

Total Revenues                                           $     50,466      $     62,947    $   104,858  $    124,075
                                                         ============      ============    ===========  ============

Adjusted EBITDA

     Industry Media                                      $      4,788      $      4,256    $     8,064  $      7,600

     Technology Media                                           3,272             4,929          4,065         3,768

     Lifestyle Media                                            (667)             (484)          8,635         8,534

     Retail Media                                               1,451               659          2,182         1,224
                                                         ------------      ------------     ----------  ------------

         Subtotal                                               8,844             9,360         22,946        21,126

     General & Administrative                                 (4,090)           (4,301)        (8,873)      (10,841)
                                                         ------------      ------------     ----------    ----------

Total Adjusted EBITDA                                    $      4,754      $      5,059    $    14,073  $    10,285
                                                         ============      ============    ===========  ============


Total Adjusted EBITDA                                    $      4,754      $      5,059    $    14,073  $    10,285
         Restructuring charge and other expenses              (1,901)           (7,705)        (1,817)       (7,442)
         Provision for loan impairment                        (7,600)                 -        (7,600)             -
         Impairment of assets                                       -             (136)              -         (136)
         Non-cash compensation                                  (347)           (1,189)        (1,268)       (1,544)
         Depreciation and amortization                        (3,781)           (5,446)        (7,503)       (9,690)
                                                         ------------      ------------    -----------  ------------
Total Operating Loss                                     $    (8,875)      $    (9,417)    $   (4,115)  $    (8,527)
                                                         ============      ============    ===========  ============



(1) 2002 has been restated for discontinued operations and to conform to the current year presentation.

                               PENTON MEDIA, INC.
                      SUPPLEMENTAL PRODUCT INFORMATION (1)
                      (Unaudited; all amounts in thousands)


                                               Three Months Ended                   Six Months Ended
                                                    June 30,                           June 30,
                                             2003              2002              2003           2002
                                             ----              ----              ----           ----
Revenues

     Publishing                         $     39,432      $     42,779      $     76,202  $      84,014

     Trade Shows & Conferences                 7,101            16,798            21,668         33,869

     Online Media                              3,933             3,370             6,988          6,192
                                        ------------      ------------      ------------  -------------

Total Revenues                          $     50,466      $     62,947      $    104,858  $     124,075
                                        ============      ============      ============  =============


(1)  2002 has been restated for discontinued operations.

                               PENTON MEDIA, INC.
                            SUPPLEMENTAL INFORMATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (Unaudited; all amounts in thousands)


                                                      June 30, 2003        December 31, 2002

ASSETS
Current assets                                        $       85,408          $      104,080
Current assets of discontinued operations                          -                   2,049
Property, plant and equipment, net                            20,289                  23,917
Goodwill, net                                                251,979                 251,972
Other intangibles, net                                        29,190                  32,754
Other assets                                                     324                       -
                                                      --------------          --------------
                                                      $      387,190          $      414,772
                                                      ==============          ==============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities                                   $       58,629          $       73,180
Current liabilities of discontinued operations                     -                   1,050
Long-term debt                                               328,411                 328,637
Other long-term liabilities                                   26,449                  26,814
Mandatorily redeemable convertible preferred stock            48,689                  46,174
Redeemable common stock                                           48                   1,118
Stockholders' deficit                                       (75,036)                (62,201)
                                                      --------------          --------------
                                                      $      387,190          $      414,772
                                                      ==============          ==============
